FOR IMMEDIATE RELEASE

Lightbridge Secures $2.8 Million Preferred Stock Investment at $0.55 per Share,
Subject to Closing Conditions

Announces Planned Appointment of Mr. Xingping Hou
as Co-Chairman of the Board of Directors

RESTON, VA. - June 29, 2016 - Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today announced that it secured a $2.8 million convertible preferred investment from General International Holdings Inc., an entity controlled by Mr. Xingping Hou, subject to certain closing conditions, including the Company’s continued listing on the NASDAQ Capital Market. The purchase price for the preferred shares is $0.55 per share and the preferred shares are initially convertible into common stock on a one-for-one basis. No warrants were issued in connection with the transaction. Additional details of the transaction, including the closing conditions, are available in the Company’s Form 8-K filed with the Securities and Exchange Commission.

In connection with the $2.8 million investment, the Company announced it plans to appoint Mr. Hou as co-Chairman of the Company’s Board of Directors, subject to completion of the financing. Ambassador Thomas Graham, Jr. will remain Executive Chairman of the Board.

The $2.8 million convertible preferred investment is in addition to a $1 million investment and additional funding commitment of $4 million from Aspire Capital announced earlier this morning.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “This investment from Mr. Hou will help significantly strengthen our balance sheet. As a result of this investment, combined with the additional funding commitment we announced this morning, we are well posit tioned to execute on our business plan and maintain our listing on NASDAQ. We believe 2016 will be an exciting year for Lightbridge, as we remain on track to announce our first major commercial arrangement for deploying our metallic fuel later this year. Moreover we believe the terms of this investment reflect Mr. Hou’s high level of confidence in the business and management team.”

“Mr. Hou is an accomplished businessman with diversif fied investments in agriculture, consumer products and technology. Among his many achievements, he is the founder and owner of one of China’s largest orange producers. We look forward to his participation on our board, given his tremendous experience and business acumen.”

Mr. Xingping Hou, Chairman of General Agriculture Corporation, commented, “I look forward to joining the board of directors and working alongside some of the most accomplished executives in the global nuclear industry. Lightbridge’s technology has the potential to transform the global energy markets by improving the operating economics and addressing safety concerns of nuclear. Climate change is a global threat facing all of humanity and nuclear power is the only form of energy capable of meeting both baseload energy and climate goals at the same time.”

Xingping Hou, age 55, has been Chairman of the Board, Chief Executive Officer and President of General Agriculture Corporation since July 2012. Mr. Hou has also served as the Chairman of the Board for each of General Red Industry Group Co., Ltd. and Shaanxi General Red Agricultural Development Co., Ltd. since May 2010 and October 2010, respectively. He has also served as the Chairman of the Board and President of General Red International, Inc. since November 2007. Since May 2011, Mr. Hou has served as the Chief Executive Officer, President and Chairman of General Red Holding, Inc. Mr. Hou has also served as a director of Hua Mei Investments Limited and Han Glory International Limited since April 2011. Mr. Hou brings historical and operational expertise and experience to the Board.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For additional information about the convertible preferred investment, refer to the current report on Form 8-K filed on June 29, 2016 with the Securities and Exchange Commission.

About Lightbridge Corporation
Lightbridge is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into agreements with nuclear fuel manufacturers and the timing thereof, the Company’s anticipated financial resources and position and the expected timing and closing of financings, the Company’s product and service offerings and the expected market and revenues for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. + 1 855-379-9900
Ltbr@crescendo-ir.com